UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934
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INTERNATIONAL SPEEDWAY CORPORATION
(Name of Registrant as Specified in Its Charter)
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INTERNATIONAL SPEEDWAY CORPORATION
One Daytona Boulevard
Daytona Beach, Florida 32114

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS
To the Shareholders of International Speedway Corporation:
The Annual Meeting of the Shareholders of International Speedway Corporation will be held in the Daytona 500 Room at
THE INTERNATIONAL MOTORSPORTS CENTER, One Daytona Blvd, Daytona Beach, FL 32114 on Wednesday, the 10th day of April 2019, commencing at 9:00 A.M. (local time), for the following purposes:

(a)	To elect three (3) Directors of the Corporation; and

(b)	To transact such other business as may properly come before the meeting.

ALL Shareholders of record as of January 31, 2019, will be entitled to vote, either in person or by proxy. Due to logistical considerations, please be present by 8:45 A.M. Shareholder registration tables will open at 8:00 A.M.

By Order of the Board of Directors

W. Garrett Crotty
March 11, 2019	Executive Vice President, Secretary and General Counsel
This Notice of 2019 Annual Meeting and the attached Information Statement dated March 11, 2019 should be read in combination with the Company’s Annual Report and Form 10-K for the fiscal year ended November 30, 2018. Collectively these documents contain all of the information and disclosures required in connection with the 2019 Annual Meeting of Shareholders. Copies of all of these materials can be found in the Financial Information/SEC Filings section of the Investor Relations page on our website at www.internationalspeedwaycorporation.com.

INTERNATIONAL SPEEDWAY CORPORATION
One Daytona Boulevard
Daytona Beach, Florida 32114
 _______________________________________________
INFORMATION STATEMENT
Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
and Regulation 14C and Schedule 14C thereunder
 _______________________________________________

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY

This Information Statement has been filed with the Securities and Exchange Commission (the “SEC”) and is first being mailed on or about March 11, 2019 to holders of record on January 31, 2019 (the “Record Date”) of shares of all classes of the common stock of International Speedway Corporation, a Florida corporation (the “Company”). This Information Statement relates to an Annual Meeting of Shareholders and the only matters to be acted upon at the meeting is the election of directors.

You are being provided with this Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation 14C and Schedule 14C thereunder.

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DATE, TIME AND PLACE INFORMATION
Our Annual Meeting of Shareholders will be held on Wednesday, April 10, 2019 commencing at 9:00 A.M. (local time) in the Daytona 500 Room at the International Motorsports Center, One Daytona Blvd, Daytona Beach, Florida 32114. Shareholder registration tables will open at 8:00 A.M. The mailing address of our principal executive offices is One Daytona Boulevard, Daytona Beach, Florida 32114.
VOTING SECURITIES AND PRINCIPAL HOLDERS
This Information Statement is being mailed on or about March 11, 2019 to all of our shareholders of record as of the Record Date. The Record Date for the Annual Meeting is January 31, 2019. As of the Record Date, we had 23,778,806 shares of class A common stock and 19,642,186 shares of class B common stock issued and outstanding. Each share of class A common stock is entitled to one-fifth of one vote on matters submitted to shareholder approval or a vote of shareholders. Each share of class B common stock is entitled to one vote on matters submitted to shareholder approval or a vote of shareholders.

	Number of Shares of Common Stock Beneficially Owned (2)		Percentage of Common Stock Beneficially Owned		Percentage of Combined Voting Power of Common Stock
Name of Beneficial Owner (1)	Class A (3)	Class B (4)	Class A (5)	Class B (6)	(7)
France Family Group (8)	18,408,295	18,181,913	43.88%	92.57%	74.71%
James C. France (9)	6,195,910	6,083,896	20.75%	30.97%	25.03%
Blackrock, Inc. (10)	2,826,035	0	11.88%	0.00%	2.06%
Vanguard Group (11)	2,353,492	0	9.90%	0.00%	1.89%
Paradice Investment Mngmnt LLC (12)	1,757,538	0	7.39%	0.00%	1.65%
Renaissance Technologies LLC (13)	1,338,920	0	5.63%	0.00%	1.01%
Lesa France Kennedy (14)	982,179	875,066	3.99%	4.46%	3.67%
Brian Z. France (15)	803,290	785,106	3.27%	4.00%	3.23%
J. Hyatt Brown (16)	83,780	9,000	0.35%	0.05%	0.10%
John R. Saunders	61,650	11,286	0.26%	0.06%	0.09%
Daryl Q. Wolfe	24,641	90	0.10%	0.00%	0.02%
Morteza Hosseini-Kargar (17)	20,394	0	0.09%	0.00%	0.02%
Joel S. Chitwood	19,794	0	0.08%	0.00%	0.02%
Christy F. Harris (18)	12,355	150	0.05%	0.00%	0.01%
Larree M. Renda	10,297	0	0.04%	0.00%	0.01%
Larry Aiello, Jr.	10,276	0	0.04%	0.00%	0.01%
Gregory Motto	8,440	0	0.04%	0.00%	0.01%
William P. Graves	7,255	0	0.03%	0.00%	0.01%
Sonia M. Green	5,053	0	0.02%	0.00%	0.00%
Larry D. Woodard	3,718	0	0.02%	0.00%	0.00%
All directors and executive officers as a group (23 persons)(19)	18,764,181	18,205,223	44.70%	92.47%	75.08%
The preceding table sets forth information regarding the beneficial ownership of our class A common stock and our class B common stock as of the Record Date by:

•	All persons known to us who beneficially own 5 percent or more of either class of our common stock;

•	Each “named executive officer” in the Summary Compensation Table in this Information Statement;

•	Each of our directors and director nominees; and

•	All of our directors, director nominees and officers as a group.
As described in the following notes to the table, voting and/or investment power with respect to certain shares of common stock is shared by the named individuals. Consequently, such shares may be shown as beneficially owned by more than one person.

(1)	Unless otherwise indicated the address of each of the beneficial owners identified is c/o International Speedway Corporation, One Daytona Boulevard, Daytona Beach, Florida 32114.

(2)	Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares.

(3)
Reflects the aggregate number of shares held by the named beneficial owner assuming (i) the exercise of any options to acquire shares of class A common stock that are held by such beneficial owner that are exercisable within 60 days of the

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Record Date and (ii) the conversion of all shares of class B common stock held by such beneficial owner into shares of class A common stock.

(4)	Assumes no conversion of shares of class B common stock into shares of class A common stock.

(5)
Assumes (i) the exercise of any options to acquire shares of class A common stock that are held by the named beneficial owner that are exercisable within 60 days of the Record Date, (ii) the conversion of all shares of class B common stock held by such beneficial owner into shares of class A common stock, and (iii) the assumption that no other named beneficial owner has exercised any such options or converted any such shares.

(6)	Reflects current ownership percentage of named beneficial owner’s shares of class B common stock without any conversion of shares of class B common stock into shares of class A common stock.

(7)	Assumes no exercise of options or conversion of shares of class B common stock into shares of class A common stock.

(8)
The France Family Group consists of James C. France, Lesa France Kennedy, Brian Z. France and members of their families and entities controlled by the natural person members of the group. A complete list of all the members of the France Family Group can be found in its 25th amendment to Schedule 13G which was filed with the SEC on February 12, 2019. Amounts shown reflect the non-duplicative aggregate of 226,382 Class A and 7,744,068 Class B shares indicated in the table as beneficially owned by James C. France, Lesa France Kennedy, and Brian Z. France.  The amounts shown also reflect the non-duplicative aggregate of 5,632,498 Class B Shares held by a series of BJF Descendants Trusts as listed in the Schedule 13G noted above.  The amounts shown also reflect the non-duplicative aggregate of 4,751,948 Class B Shares held by the adult children of James C. France and their descendants and the adult child of Lesa France Kennedy.  See footnotes (9), (14) and (15).

(9)
Includes (i) 22,000 Class B shares held of record by Sharon M. France, his spouse, (ii) 3,168,720 Class B shares held of record by Western Opportunity Limited Partnership (“Western Opportunity”), (iii) 29,238 Class B shares held of record by Carl Investment Limited Partnership (“Carl”), (iv) all of the 78,243 Class B shares held of record by Quaternary Investment Company, (v) 1,301,999 Class B shares held of record by Carl Two Limited Partnership (“Carl Two”), (vi) all of the 1,749,848 Class B shares held of record by Carl Three Limited Partnership (“Carl Three”), (vii) all of the 919 Class B shares held of record by Carl Two, LLC, (viii) 40,251 Class B shares held of record by Automotive Research Bureau (“ARB”), (ix) all of the 547,166 Class B shares held of record by SM Holder Limited Partnership, and (x) 73,199 Class B shares held of record by Principal Investment Company. James C. France is the sole shareholder and director of (x) Principal Investment Company, one of the two general partners of Western Opportunity and (y) Quaternary Investment Company, the general partner of Carl. He is also the sole member of Carl Two, LLC, the general partner of Carl Two, and Carl Three, LLC the general partner of Carl Three. Does not include shares held beneficially by the adult children of James C. France or their descendants.

(10)	This owner’s address is 55 East 52nd Street, New York, NY 10022, as reflected on its Amendment No. 10 to Schedule 13G, which was filed with the SEC on January 28, 2019.

(11)	This owner's address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355, as reflected on its Amendment No. 5 to Schedule 13G, which was filed with the SEC on February 13, 2019.

(12)	This owner's address is 257 Fillmore Street, Suite 200, Denver, Colorado 80206, as reflected on its Amendment No. 1 to Schedule 13G, which was filed with the SEC on February 14, 2019.

(13)	This owner's address is address 800 Third Avenue New York, New York 10022, as reflected on its Schedule 13G, which was filed with the SEC on February 12, 2019.

(14)
Includes (i) 361,988 Class B shares held of record by BBL Limited Partnership, (ii) 73,789 Class B shares held of record by Western Opportunity, (iii) 39,992 Class B shares held of record by WCF Family I, Inc., (iv) 73,199 Class B shares held of record by Sierra Central LLC, (v) 33,291 Class B shares held of record by WCF Family I, Inc. through Western Opportunity, (vi) 100,135Class B shares held of record by WCF Family Trust, and (vii) 7,745 shares held of record by BBL Company. Ms. Kennedy is the sole shareholder and a director of BBL Company, the sole general partner of BBL Limited Partnership. She is also the sole member of Sierra Central LLC, one of the two general partners of Western Opportunity. Does not include shares held beneficially by the adult child of Lesa France Kennedy.

(15)
Includes (i) 84,212 Class B shares held of record by Western Opportunity, (ii) 39,992 Class B shares held of record by WCF Family I, Inc., (iii) 15,695 Class B shares held of record by Western Opportunity as custodian for minor children, (iv) 33,291 Class B shares held of record by WCF Family I, Inc. through Western Opportunity, (v) 100,135 Class B shares held of record by WCF Family Trust (vi) 280,376 Class B shares by the 2012 BZF Trust B.

(16)	Held of record as joint tenants with Cynthia R. Brown, his spouse.

(17)	Includes 5,000 Class A shares held as trustee of a qualified trust.

(18)	Includes 1,500 Class A shares held by Mr. Harris as trustee of a Profit Sharing Plan and Trust.

(19)	See footnotes (8) and (9) and footnotes (14) through (19).

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DIRECTORS, NOMINEES AND OFFICERS
As of the Record Date our officers, directors and nominees were as follows:

Name	Age	Position With the Company
James C. France	74	Chairman of the Board, Assistant Treasurer and Director
Lesa France Kennedy	57	Vice Chairwoman, Chief Executive Officer and Director
John R. Saunders	62	President
Joel S. Chitwood	49	Executive Vice President and Chief Operating Officer
W. Garrett Crotty	55	Executive Vice President, Chief Administration Officer, Chief Legal Officer, Chief Compliance Officer & Secretary
Gregory S. Motto	46	Executive Vice President, Chief Financial Officer and Treasurer
Craig A. Neeb	58	Executive Vice President, Chief Innovation and Development Officer
Daryl Q. Wolfe	51	Executive Vice President, Chief Marketing Officer
Laura E. Jackson	53	Senior Vice President, Corporate Services and Chief Human Resources Officer
Paula Miller	55	Senior Vice President, Human Resources
Eric Nyquist	47	Senior Vice President, Chief Communications Officer
Jeffrey T. Boerger	54	Vice President, Corporate Development
Frank Kelleher	38	Vice President, Chief Sales Officer
Derek Muldowney	53	Vice President
Ben Odom	38	Vice President, Legal and Deputy General Counsel
Larry Aiello, Jr.	68	Director
J. Hyatt Brown	81	Director
Brian Z. France	56	Director
William P. Graves	66	Director
Sonia M. Green	69	Director
Christy F. Harris	73	Director
Morteza Hosseini-Kargar	63	Director
Larree M. Renda	60	Director
Larry D. Woodard	59	Director
Our Board of Directors is divided into three classes, with regular three-year staggered terms. Ms. Kennedy, Ms. Green and Messrs. Aiello and Brown were elected to hold office until the annual meeting of shareholders to be held in 2021. Messrs. James C. France, Brian Z. France, and Woodard and Mrs. Renda were elected to hold office until the annual meeting of shareholders to be held in 2020. Messrs. Graves, Harris and Hosseini were elected to hold office until the annual meeting of shareholders to be held in 2019.
For the election of directors at the Annual Meeting of Shareholders in April 2019, the Board has accepted the recommendation of the Nominating and Corporate Governance Committee and approved the nomination of Messrs. Graves, Harris and Hosseini as directors to serve three-year terms and hold office until the annual meeting of shareholders to be held in 2022.
James C. France is the uncle of Lesa France Kennedy and Brian Z. France who are siblings. There are no other family relationships among our executive officers and directors.
Directors Holding Office Until 2019 Annual Meeting
Mr. William P. Graves, a director since September 2003, served as President and Chief Executive Officer of the American Trucking Association from January 2003 until January 2017. Mr. Graves served as Governor of the State of Kansas from January 1995 until January 2003. Mr. Graves’ experience as a governor, as well as his knowledge of governmental affairs, are among the factors the Board considered in concluding he is qualified to serve as a Board member.
Mr. Christy F. Harris, a director since 1984, has been engaged in the private practice of business and commercial law for more than 45 years and currently is Of Counsel with Kinsey, Vincent, Pyle, P.L. Mr. Harris served as a Managing Director of AMA Pro Racing until 2013. Mr. Harris also has served on the Board of ACCUS (Automobile Competition Committee for the United States) for over nine years and as a judge of the FIM International Tribunal and International Court of Appeals for Motorsports Controversies and Disputes. In 2018, Mr. Harris was appointed to membership on the NASCAR appeals panel. Mr. Harris’ experience as an attorney and counselor to businesses and their management, along with his extensive knowledge of our business, are among the factors the Board considered in concluding he is qualified to serve as a Board member.

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Mr. Morteza Hosseini-Kargar, a director since 2007, is the Chairman and Chief Executive Officer of Intervest Construction, Inc. and has served in that role for over five years. Mr. Hosseini’s experience in real estate development and successful ownership and operation of businesses are among the factors the Board considered in concluding he is qualified to serve as a Board member.
Directors Holding Office Until 2020 Annual Meeting
Mr. James C. France, a director since 1970, has served as our Chairman since July 2007, and as our Assistant Treasurer since June 2009. Previously, he served as our Chairman and Chief Executive Officer from July 2007 until June 2009 and he served as Vice Chairman and Chief Executive Officer from April 2003 until July 2007. He also served as our President and Chief Operating Officer from 1987 until 2003. Mr. France is also Chairman and Chief Executive Officer of NASCAR. Mr. France’s extensive business and motorsports industry experience, knowledge of our Company and proven leadership ability are among the factors the Board considered in concluding he is qualified to serve as a Board member.
Mr. Brian Z. France, a director since 1994, served as NASCAR’s Chairman and Chief Executive Officer from September 2003 to August of 2018. Prior to that, Mr. France was NASCAR Executive Vice President from February 2001 to September 2003 and Vice Chairman from January 2003 to September 2003. Previously, he served as NASCAR’s Senior Vice President from 1999 to 2001. Mr. France’s extensive experience in and knowledge of the motorsports industry, in particular NASCAR, are among the factors the Board considered in concluding he is qualified to serve as a Board member.
Mrs. Larree M. Renda, a director since 2015, currently serves as a member of the Board of Directors of Casey’s General Stores, where she serves on the Nominating & Governance and Risk Committees and chairs the Compensation Committee. She also serves as a member of the Board of Regents of the University of Portland. Prior to joining the Board of Directors, Mrs. Renda served as one of Safeway’s top executives for 15 years, most recently as Executive Vice President from 1999 - 2015. She managed retail strategies and held many administrative roles for Safeway, one of the largest food and drug retailers in North America. Her areas of influence included labor relations, public affairs, communications, government relations, health initiatives, human resources, corporate social responsibility and sustainability, philanthropy, industrial engineering, IT and real estate. Mrs. Renda’s leading experience in retail strategy, real estate, and financial planning are among the factors the Board considered in concluding she is qualified to serve as a Board member.
Mr. Larry D. Woodard, a director since April 2013, is President and CEO at Graham Stanley Advertising, a firm he founded in 2010, which integrates traditional and digital advertising.   Prior to that, Mr. Woodard served as the President and CEO of Vigilante Advertising for over a decade.  Mr. Woodard’s 26 years of experience as a highly regarded and successful advertising industry executive, his experience in business, and being a weekly columnist and on air commentator regarding advertising and marketing issues, are among the factors the Board considered in concluding he is qualified to serve as a Board member.
Directors Holding Office Until 2021 Annual Meeting
Ms. Lesa France Kennedy, a director since 1984, became Vice Chairwoman in July 2007 and was named our Chief Executive Officer in June 2009. Previously, she served as our President from April 2003 until June 2009. Ms. Kennedy served as our Executive Vice President from January 1996 until April 2003, Secretary from 1987 until January 1996 and served as our Treasurer from 1989 until January 1996. Ms. Kennedy is also Vice Chairwoman, Executive Vice President and Assistant Treasurer of NASCAR. Ms. Kennedy’s experience in the motorsports industry, her knowledge of our Company and proven leadership ability are among the factors the Board considered with respect to her nomination for re-election to the Board.
Mr. Larry Aiello, Jr., a director since 2003, served as the President and Chief Executive Officer of Corning Cable Systems, which is part of Corning, Inc., from 2002 until his retirement in 2008. Mr. Aiello joined Corning, Inc. in 1973. He was named Senior Vice President and Chief of Staff-Corning Optical Communications in 2000. Mr. Aiello’s business background and experience enhance his ability to analyze and contribute valuable insight on matters such as financing and capital management. In addition, his contributions as a member and as Chairman of our Audit Committee are among the factors the Board considered with respect to his nomination for re-election to the Board.
Mr. J. Hyatt Brown, a director since 1987, serves as the Chairman of Brown & Brown, Inc. and has been in the insurance business since 1959. Mr. Brown also currently serves as a director Verisk Analytics, Inc. Until 2012, Mr. Brown served as a director of NextEra Energy, Inc. Until January 2010, Mr. Brown served on the Board of Rock-Tenn Company, until April 2008, he served on the Board of SunTrust Banks, Inc. and until December 2006, he served on the Board of BellSouth Corporation, each a publicly held company. Mr. Brown’s extensive business experience, service on boards of other publicly traded companies and proven leadership abilities are among the factors the Board considered with respect to his nomination for re-election to the Board. Mr. Brown is our lead independent director.
Ms. Sonia M. Green, a director since April 2013, is President and CEO of SMG Marketing Group providing marketing, sales and communications expertise to organizations in both the for profit and non-profit sectors. She currently serves on the board of The Soup Kitchen of Boynton Beach and is a member of the 4Kids Business Development Council. From 2001 to 2008, Ms. Green served as Director of Diversity Marketing and Sales for General Motors Corporation.  She also previously served on the

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board of the Greater Miami Chamber of Commerce, the Avon Products Foundation and National Hispanic Corporate Council for which she served as Chairperson. Ms. Green’s nationally recognized leadership in marketing and brand communications for more than 20 years, with a specialty in multicultural/diversity marketing, as well as her experience as a trusted spokesperson on diversity and marketing issues for both Spanish and English media outlets, are among the factors the Board considered with respect to her nomination for re-election to the Board.
Ms. Green, Ms. Renda, and Messrs. Aiello, Brown, Graves, Hosseini and Woodard have been determined by the Board to be “independent” as that term is presently defined in Rule 4200(a)(15) of the NASDAQ listing standards.
Officers
Mr. Jeffrey T. Boerger became Vice President, Corporate Development in April 2016. In this role, he oversees all ISC-owned and operated real estate, seeking its highest and best use. He served as President of Kansas Speedway Development Corp. from March 2010 until April 2016, managing our investment in the Hollywood Casino Kansas Speedway, a role in which he continues to serve. Prior to that, Mr. Boerger served as President of Kansas Speedway from May 2002 until March 2010.
Mr. Joel S. Chitwood became Executive Vice President and Chief Operating Officer since April 2016. Prior to that he had served as Executive Vice President since April 2015. He served as Vice President for us from August 2009 to April 2015, and in August 2010 was named President of Daytona International Speedway, one of our subsidiaries, a role in which he served until April 2016. Prior to that, he served as President and Chief Operating Officer of Indianapolis Motor Speedway from November 2004 through August 2009. He served as Senior Vice President, Business Affairs for Indianapolis Motor Speedway from October 2002 to November 2004. Mr. Chitwood also served as Vice President and General Manager of Raceway Associates, LLC, which oversaw construction of Chicagoland Speedway from 1999 to 2002.
Mr. W. Garrett Crotty became Executive Vice President, Chief Administration Officer, Chief Legal Officer & Secretary in April 2015. In January 2018, Mr. Crotty also added the role of Chief Compliance Officer. He served as a Senior Vice President from April 2004 to April 2015. Mr. Crotty was named a Vice President in July 1999 and since 1996 has served as Secretary and General Counsel. Mr. Crotty has also served as General Counsel of NASCAR since 1996 and as a member of NASCAR’s Board of Directors since 2006.
Ms. Laura E. Jackson was named Senior Vice President, Corporate Services and Chief Human Resources Officer in April 2015. She was named Vice President, Corporate Services in February 2013, after serving as our Vice President, Human Resources from April 2010 through January 2013. Prior to that, she had served as our Managing Director, Human Resources from January 2009 through March 2010. Before joining the Company, Ms. Jackson served as Senior Vice President, Human Resources for Textron, Inc. from September 2003 through January 2009.
Mr. Frank Kelleher was named Vice President, Chief Sales Officer in January 2018. Previously, Mr. Kelleher was Managing Director of ISC Sales and Marketing. Mr. Kelleher was our Senior Director of Marketing Partnerships from 2010 to2015, Director of Partnership Marketing from 2009 to 2010, Manager, Partnership Sales from 2005 to 2009, Account Manager from 2004 to2005 and Account Executive from 2003 to 2004. Kelleher joined the Company as an Account Coordinator in 2003.
Mrs. Paula Miller was named Senior Vice President, Human Resources in January 2018. Mrs. Miller served as our Managing Director of Human Resources from 1999 through September, 2008. Mrs. Miller is also the Senior Vice President and Chief Human Resources Officer of NASCAR. She began working for NASCAR in September, 2008.
Mr. Gregory S. Motto was named Executive Vice President, Chief Financial Officer and Treasurer in January 2018. Mr. Motto previously served as Senior Vice President, Chief Financial Officer and Treasurer in April 2017 and Vice President, Chief Financial Officer and Treasurer since December 2016. Prior to that, Mr. Motto served as Vice President, Finance and Accounting, and Controller in April 2015. Mr. Motto joined us in 2000, and has served in positions as Financial Analyst, Assistant Controller and Director of Strategic Planning. Prior to joining ISC, Motto worked for GE Capital, serving as Financial Analyst responsible for financial planning and analysis and strategic planning.
Mr. Derek J. Muldowney was named Vice President in April 2016. Prior to that, he served for more than ten years as Executive Vice President of ISC Design & Development, our design, construction and development subsidiary.
Mr. Craig A. Neeb was named Executive Vice President, Chief Development and Digital Officer in January 2018. Prior to that Mr. Neeb served as Executive Vice President, Chief Development and Chief Digital Officer since April 2015. He had served as Senior Vice President, Business Development and Chief Digital Officer since April 2014. Mr. Neeb was named our Vice President, Business Development and Chief Digital Officer in February 2013, after serving as our Vice President — Multi Channel Marketing from June 2009 through January 2013. Mr. Neeb also served as our Chief Information Officer from November 2000 until February 2013 and as our Managing Director of Marketing Services from 2008 to June 2009. Mr. Neeb has also served as Chief Innovation and Development Officer for NASCAR since January 2018.
Mr. Eric Nyquist was named Senior Vice President, Chief Communications Officer in January 2018. Mr. Nyquist is also the Senior Vice President and Chief Communications officer for NASCAR. Mr. Nyquist began with NASCAR in 2005 in the

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Business Affairs department. Prior to joining NASCAR, Mr. Nyquist was the Executive Vice President of Chicago White Sox Enterprises from 1999-2004.
Mr. Benjamin Odom was named Vice President, Legal and Deputy General Counsel in January 2018. Previously he served as Managing Director, Associate General Counsel & Compliance for the Company. Mr. Odom joined the Company in 2006.
Mr. John R. Saunders was appointed our President in June 2009. Previously he served as Executive Vice President from April 2004 until June 2009 and from April 2003 until June 2009 served as our Chief Operating Officer. He had served as Senior Vice President-Operations from July 1999 until April 2003, at which time he was appointed Senior Vice President and Chief Operating Officer. He had served as a Vice President since 1997 and was President of Watkins Glen International, a subsidiary of the Company, from 1983 until 1997.
Mr. Daryl Q. Wolfe was named Executive Vice President, Chief Marketing Officer in April 2015. He had served as Senior Vice President, Chief Marketing Officer since April 2012. Prior to that, he served as Vice President, Chief Marketing Officer from April 2007 to April 2012. He had previously served as Vice President, Sales and Media from 2005 to 2007. Mr. Wolfe had served as Managing Director, Marketing Partnerships from 2003 to 2005, and as Senior Director, Marketing Partnerships from 2001 to 2003. Since December of 2017, Mr. Wolfe has also served as Chief Sales Officer of NASCAR.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
All of the racing events that take place during our fiscal year are sanctioned by various racing organizations such as the American Historic Racing Motorcycle Association, the American Motorcyclist Association, the Automobile Racing Club of America ("ARCA"), the American Sportbike Racing Association - Championship Cup Series, the Federation Internationale de L’Automobile, the Federation Internationale Motocycliste, International Motor Sports Association (“IMSA”), Historic Sportscar Racing, IndyCar Series, NASCAR, National Hot Rod Association, the Porsche Club of America, the Sports Car Club of America, the Sportscar Vintage Racing Association, the United States Auto Club and the World Karting Association.
NASCAR, which sanctions many of our principal racing events, is wholly owned by the France Family Group, which , as of November 30, 2018, controls over 74.7 percent of the combined voting power of our outstanding stock and some members of which serve as directors and officers of our Company.
Under current agreements, NASCAR contracts directly with certain network providers for television rights to the entire NASCAR Cup, Xfinity and Gander Outdoors Truck series schedules. Under the terms of this arrangement, NASCAR retains 10.0 percent of the gross broadcast rights fees allocated to each NASCAR Cup, Xfinity and Gander Outdoors Truck series event as a component of its sanction fees. We, as the promoter, record 90.0 percent of the gross broadcast rights fees as revenue and then records 25.0 percent of the gross broadcast rights fees as part of NASCAR's awards to the competitors. Ultimately, the promoter retains 65.0 percent of the net cash proceeds from the gross broadcast rights fees allocated to the event. Our television broadcast and ancillary rights fees received from NASCAR for the NASCAR Cup, Xfinity and Gander Outdoors Truck series events conducted at our wholly owned facilities were approximately $350.8 million in fiscal year 2018.
Standard NASCAR sanction agreements require racetrack operators to pay NASCAR Event Management fees (collectively "NASCAR event management or NEM fees"), which include prize and point fund monies for each sanctioned event conducted. The prize and point fund monies are distributed by NASCAR to participants in the events. Total NEM fees paid by us were approximately $185.2 million, in fiscal 2018. We have outstanding receivables related to NASCAR and its affiliates of approximately $22.9 million at November 30, 2018.
In addition, we share a variety of expenses with NASCAR, along with certain NASCAR affiliates, in the ordinary course of business. NASCAR pays rent, as well as a related maintenance fee (allocated based on square footage), to us for office space in Daytona Beach, Florida. NASCAR pays us for radio, program and strategic initiative advertising, hospitality and suite rentals, various tickets and credentials, catering services, participation in a NASCAR racing event banquet, and track and other equipment rentals. We pay NASCAR for certain advertising, participation in NASCAR racing series banquets, the use of NASCAR trademarks and intellectual images and production space on trackside large screen video display units. Our payments to NASCAR for Motor Racing Network’s broadcast rights to NASCAR Camping World Truck races represent an agreed-upon percentage of our advertising revenues attributable to such race broadcasts. NASCAR also reimburses us for 50.0 percent of the compensation paid to certain personnel working in our legal, risk management and transportation departments, as well as 50.0 percent of the compensation expense associated with certain receptionists. We reimburse NASCAR for 50.0 percent of the compensation paid to certain personnel working in NASCAR’s legal department and NASCAR's security department. NASCAR’s reimbursement for use of our mailroom, janitorial services, security services, catering, graphic arts, photo and publishing services, telephone system and our reimbursement of NASCAR for use of corporate aircraft is based on actual usage or an allocation of total actual usage. The aggregate amount received from NASCAR by us for shared expenses, net of amounts paid by us for shared expenses, totaled approximately $11.1 million during fiscal 2018. We believe the amounts earned from, or charged by us, under each of the aforementioned transactions are commercially reasonable.

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IMSA, a wholly owned subsidiary of NASCAR, sanctions various events at certain of our facilities. Standard IMSA sanction agreements require racetrack operators to pay event management fees, which include prize and point fund monies for each sanctioned event conducted. The prize and point fund monies are distributed by IMSA to participants in the events. Event management fees paid by us to IMSA totaled approximately $1.3 million for the year ended November 30, 2018.
AMA Pro Racing, an entity controlled by a member of the France Family Group, sanctions various events at certain of our facilities. Standard AMA Pro Racing sanction agreements require racetrack operators to pay event management fees, which include prize and point fund monies for each sanctioned event conducted. The prize and point fund monies are distributed by AMA Pro Racing to participants in the events. Event management fees paid by us to AMA Pro Racing totaled approximately $0.1 million during fiscal 2018. The aggregate amount received from AMA Pro Racing by the Company for shared expenses, net of amounts paid by the Company for shared expenses, totaled approximately $0.3 million.
In January of 2019, NASCAR acquired the assets of ARCA. ARCA is now a wholly owned subsidiary of NASCAR and sanctions various events at certain of our facilities. Standard ARCA sanction agreements require racetrack operators to pay event management fees, which include prize and point fund monies for each sanctioned event conducted. The prize and point fund monies are distributed by ARCA to participants in the events.
We strive to ensure, and management believes that, the terms of our transactions with NASCAR, IMSA, AMA Pro Racing and ARCA are commercially reasonable.
Other Related Party Transactions
Certain members of the France Family Group paid us for the utilization of security services, event planning, event tickets, purchase of catering services, maintenance services, and certain equipment. The amounts paid for these items were based on actual costs incurred, similar prices paid by unrelated third party purchasers of similar items or estimated fair market values. The net amount received by us for these items totaled approximately $0.4 million during fiscal 2018.
Cobb Cole is a law firm in Daytona Beach, Florida. Kathy Crotty is a family member of W. Garrett Crotty, one of our executive officers and is also a partner at Cobb Cole. We engage Cobb Cole for certain legal services. The aggregate amount paid by us to Cobb Cole for legal services totaled approximately $68,000 in fiscal year 2018.
J. Hyatt Brown, one of our directors, serves as Chairman of Brown & Brown, Inc. (“Brown & Brown”). Brown & Brown has received commissions for serving as our insurance broker for several of our insurance policies, including our property and casualty policy and certain employee benefit programs. The aggregate commissions received by Brown & Brown in connection with these policies were approximately $0.5 million during fiscal 2018.
One of our directors, Christy F. Harris, is Of Counsel to Kinsey, Vincent Pyle, P.L., a law firm that provided legal services to us during fiscal 2018. We paid approximately $0.1 million for these services in fiscal 2018.
We believe the amounts earned from or charged by us under each of the aforementioned transactions are commercially reasonable.
Approval of Related Party Transactions
We have adopted written policies and procedures for review, approval and ratification of transactions with related persons. These policies are evidenced in the Code of Conduct. In addition, our employees are subject to similar policies concerning conflicts of interest, business ethics and conduct, as contained in our Employee Handbook. The Audit Committee is charged in its Charter with the ultimate responsibility for the review and approval of all related party transactions meeting the thresholds that require disclosure pursuant to Item 404 of Regulation S-K. All proposed transactions (regardless of the amount involved) with any director or executive officer (or their affiliates) are required to be submitted to the Audit Committee for approval prior to the transaction taking place. As part of our disclosure controls, all related party transactions are reported monthly and reviewed by the Disclosure Committee quarterly, which includes the Deputy General Counsel, the Chief Financial Officer, the Chief Compliance Officer and the Senior Director of Internal Audit. The Disclosure Committee is responsible for elevating matters for Audit Committee consideration. While the standard used to evaluate a transaction will vary depending upon the particular circumstances, the goal is to make sure that we are treated fairly and on the same basis as transactions with parties that are not related. There have been no instances during the last fiscal year where such policies and procedures were not followed, nor were there any transactions listed in “Certain Relationships and Related Transactions” that were not reviewed by the Audit Committee.

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DIRECTOR MEETINGS AND COMMITTEES
Our Board of Directors met three times during fiscal 2018. Our Board of Directors has the following standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, a Growth & Development Committee and a Financing and Stock Repurchase Committee. In addition, on November 9, 2018 our Board of Directors formed a Special Committee (described below).
The functions of the Audit Committee (which presently consists of Mrs. Renda and Messrs. Aiello (Chair), Brown and Graves) include (i) meeting with auditors to discuss the scope, fees, timing and results of the annual audit, (ii) reviewing our consolidated financial statements, and (iii) performing other duties deemed appropriate by the Board. The Board of Directors has adopted a written charter for the Audit Committee, which is available on our website at www.internationalspeedwaycorporation.com. The Board of Directors has determined that Ms. Renda and Messrs. Aiello and Brown are qualified as audit committee financial experts (as defined by the SEC) and that all of the members of the Audit Committee are “independent” (as independence is presently defined in Rule 4200(a)(15) of the NASDAQ listing standards). The Audit Committee met five times during fiscal 2018.
The functions of the Compensation Committee (which presently consists of Mrs. Renda (Chair) and Messrs. Graves and Woodard) include (i) reviewing existing compensation levels of executive officers, (ii) making compensation recommendations to management and the Board, and (iii) performing other duties deemed appropriate by the Board. The Board of Directors has adopted a written charter for the Compensation Committee, which is available on our website at www.internationalspeedwaycorporation.com. The Board has determined that all the members of the Compensation Committee are “independent” (as independence is presently defined in Rule 4200(a)(15) of the NASDAQ listing standards). The Compensation Committee met three times during fiscal 2018.
The functions of the Nominating and Corporate Governance Committee (which presently consists of Messrs. Brown (Chair), Aiello and Graves) include (i) selecting and recommending to the Board director nominees for election at each annual meeting of shareholders, as well as director nominees to fill vacancies arising between annual meetings, (ii) reviewing and recommending to the Board changes to the compensation package for directors, (iii) reviewing and, if appropriate, making changes to the responsibilities of directors and the qualifications for new nominees, (iv) annually assessing the Board’s effectiveness as a whole as well as the effectiveness of the individual directors and the Board’s various committees, (v) reviewing and recommending to the Board changes to the corporate governance standards for the Board and its committees, and (vi) performing other duties deemed appropriate by the Board. The Nominating and Corporate Governance Committee met once during fiscal 2018.
The functions of the Growth and Development Committee (which presently consists of Ms. Green, Ms. Kennedy and Mrs. Renda and Messrs. Aiello, Brown, Brian Z. France, James C. France, Harris (Chair), Graves Hosseini and Woodard) include (i) reviewing the actual and proposed internal growth and external development projects of the Company, (ii) making recommendations to management and the Board regarding matters that come before the Committee, and (iii) performing other duties deemed appropriate by the Board. The Growth and Development Committee met three times during fiscal 2018.
The functions of the Financing and Stock Repurchase Committee (which presently consists of Messrs. Aiello, Brown, James C. France (Chair) and Harris) include (i) reviewing, as needed, the actual and proposed mechanisms used by the Company to obtain financing for the Company, (ii) overseeing and monitoring the stock repurchase activities of the Company, (iii) exercising authority delegated to it by the Board to approve changes to the Company’s stock repurchase program within limits established by the Board, (iv) making recommendations to management and the Board regarding matters that come before the Committee, and (v) performing other duties deemed appropriate by the Board. The Financing and Stock Repurchase Committee met three times during fiscal 2018.
On November 9, 2018, our Board of Directors formed a Special Committee of independent directors to consider a non-binding proposal we received from NASCAR Holdings, Inc. to acquire all of our outstanding shares of Class A common stock and Class B common stock that are not owned by the controlling shareholders of NASCAR. The Board of Directors selected J. Hyatt Brown, Larry Aiello, Jr., Larree Renda and William Graves to serve as the Special Committee. Mr. Brown, our lead independent directors, chairs the Special Committee.
During fiscal 2018, all of the directors attended at least 75 percent of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which they served.

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BOARD LEADERSHIP
Our Board has the flexibility to determine whether the roles of Chairman of the Board and Chief Executive Officer should be separated or combined. The Board makes this decision based on its evaluation of the circumstances and the Company’s specific needs. Effective June 2009, upon the retirement of James C. France from the position of Chief Executive Officer, the roles of Chairman and Chief Executive Officer were separated. James C. France continues to serve as Chairman of the Board, while Lesa France Kennedy serves as Vice Chairwoman and Chief Executive Officer. Prior to June 2009, the positions of Chairman and Chief Executive Officer were held jointly by James C. France.
We believe that this leadership structure is desirable under present circumstances because it allows Ms. Kennedy to focus her efforts on running our business and managing it in the best interests of our shareholders, while we are able to continue to benefit from Mr. France’s extensive business and motorsports industry experience, knowledge of our Company and proven leadership ability. We believe that having Mr. France as Chairman benefits the Company in that it allows him to use his expertise in both industry relationships and sanctioning body partnerships, as well as his extensive Company knowledge, in setting the strategic agenda of the Board.
Our lead independent director, J. Hyatt Brown, coordinates providing feedback from other non-management members of the Board to the Chief Executive Officer and other management regarding business issues and risk. Mr. Brown, through his role as Chairman of the Nominating and Corporate Governance Committee, also manages the process of annual director self-assessments and evaluation of the Board as a whole.
RISK OVERSIGHT
Our Board of Directors takes an active role in the oversight of risks impacting our Company. While management is responsible for managing the Company’s risk on a daily basis and for bringing to the Board’s attention areas of risk which are most material to our business, the Board and management work closely to ensure that integrity and accountability are integrated into our operations. The Board, including through certain of its committees, discussed in more detail below (which are comprised solely of independent directors), and through regular meetings of the independent directors without management present, regularly reviews areas of risk (both compliance and business risk) to us and advises and directs management on the scope and implementation of policies, strategy and other actions designed to mitigate such risks.
Many of the direct risk oversight functions are performed by the Audit Committee and our internal audit staff. Specific examples of risks primarily overseen by the Audit Committee include risks related to the preparation of our financial statements, disclosure controls and procedures, internal controls and procedures required by the Sarbanes-Oxley Act, accounting, financial and auditing risks, matters reported to the Audit Committee through our Internal Audit Department and through anonymous reporting procedures, cyber security, and regulations and risks associated with related party transactions. Through our regular compliance work related to the Sarbanes-Oxley Act, we have created entity level controls that are validated on a regular basis by our Internal Audit Department. These controls are designed to help prevent control failures as well as assist in the awareness of a control failure. Members of our management team also participate in an enterprise risk management committee, which regularly evaluates those risks deemed to be significant to us. The Audit Committee receives regular updates regarding those risks identified by the enterprise risk management committee.
The Nominating and Corporate Governance Committee regularly monitors our compliance with corporate governance standards and regulations. The Compensation Committee reviews and evaluates potential risks related to compensation programs for executive and certain non-executive employees of the Company, as further described below in the section entitled “Compensation Discussion and Analysis.” The Growth and Development Committee reviews and evaluates risks related to any strategic ventures, transactions or capital expenditures.
In addition to the foregoing, the Board has adopted a Code of Ethics, which is applicable to all of our employees, including the directors, our principal executive officer, the principal financial officer and the principal accounting officer. The Code of Ethics is designed, among other things, to deter wrongdoing and promote ethical conduct, full and accurate reporting in all our filings with the SEC, and compliance with applicable laws. The Code of Ethics mandates the maintenance of a 24 hour hotline that any employee can use to report, anonymously if they so choose, any suspected fraud, financial impropriety or other alleged wrongdoing. All calls are handled by the Vice President, Legal & Deputy General Counsel, the Senior Vice President, Chief Human Resources Officer and/or Senior Director of Internal Audit, as appropriate, who regularly report to the Audit Committee on calls received. A copy of the current Code of Ethics is available on our website at www.internationalspeedwaycorporation.com.
DIRECTOR NOMINATION PROCESS
A current copy of the Nominating and Corporate Governance Committee charter is available on our website at www.internationalspeedwaycorporation.com. Each director on the Nominating and Corporate Governance Committee has been determined by the Board to be “independent” (as independence is presently defined by the NASDAQ listing standards).
As part of its process and procedures, the Nominating and Corporate Governance Committee considers director candidates recommended by shareholders. All recommendations of director candidates by shareholders following the proper procedures (as set forth below) will be furnished to the Nominating and Corporate Governance Committee and will be considered in the same manner and according to the same criteria as would all other director candidates.
There have been no material changes to the procedures by which shareholders may recommend nominees to our Board. Shareholders who wish to nominate directors for election at an annual meeting of shareholders are required to follow the procedures contained in Article VI of our Amended and Restated Articles of Incorporation, which are available on our website at www.internationalspeedwaycorporation.com. Nominations must be in writing, addressed to the Secretary, and must be received in writing not less than 120 days nor more than 180 days prior to the first anniversary of the date of our notice of annual meeting of shareholders provided for the previous year’s annual meeting. The shareholder’s notice to the Secretary must set forth (i) certain information regarding the nominee, such as name, age and principal occupation, and (ii) certain information regarding the shareholder(s) such as the name and record address of the shareholder(s) and the number of shares of our capital

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stock such shareholder(s) own. No person nominated by shareholders will be eligible for election as a director unless nominated in accordance with these procedures. There were no shareholder nominations submitted for the 2019 annual meeting of shareholders. Nominations by shareholders for the 2020 annual meeting must be received by the Secretary between September 10, 2019 and November 9, 2019.
As stated in its charter, the Nominating and Corporate Governance Committee will annually assess the Board’s effectiveness, including the core competencies and qualifications of members of the Board. If the Nominating and Corporate Governance Committee deems it necessary, it may select and retain an executive search firm to identify qualified candidates for nomination to serve as members of the Board.
The Nominating and Corporate Governance Committee will consider all nominees to our Board of Directors, and make its recommendations to the full Board, which will then decide whether to nominate a Board candidate. The Nominating and Corporate Governance Committee will consider each nominee’s skill, experience, knowledge and judgment, and believes that members of and nominees to the Board should reflect expertise in one or more of the following areas important to us: accounting and finance, business of motorsports, mergers and acquisitions, leadership, business and management, strategic planning, government relations, investor relations, legal issues, executive leadership development and executive compensation. Further, the assessment of a nominee’s qualifications will include consideration of the nominee’s ability to use sound judgment; service on the boards of directors of other companies, public and private; integrity, honesty, fairness and independence; understanding of our business; and interest and willingness to serve on the Board and dedicate the requisite time and attention to service on the Board. All nominees to our Board will be considered by the Nominating and Corporate Governance Committee with these factors in mind.
As part of the Nominating and Corporate Governance Committee’s assessment of a prospective director nominee’s skill, experience, knowledge and judgment, the committee considers diversity of background and personal experience. Ideally, the Board should be composed of persons having a diversity of skills, background and experience that are useful to us and our present and future needs. However, the Nominating and Corporate Governance Committee does not have a formal policy specifying how diversity of background and personal experience should be applied and assessed in identifying or evaluating director nominees. When considering potential nominees for the Board, the Nominating and Corporate Governance Committee considers the standards above and each potential nominee’s individual qualifications in light of the needs of the Board at such time and its anticipated needs in the future.
It is our policy to hold the annual meeting of directors immediately following the annual meeting of shareholders. All Board members are invited to attend the annual meeting of shareholders and are expected to attend, but are not required to attend. In fiscal 2018, all members of the Board attended the annual meeting of shareholders.
SHAREHOLDER COMMUNICATIONS TO THE BOARD
Shareholders may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-employee directors as a group, by mailing correspondence in the following manner:
International Speedway Corporation
c/o Legal Department
One Daytona Blvd.
Daytona Beach, Florida 32114
Attention: Board of Directors
Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. Our Legal Department will initially receive and process communications before forwarding them to the addressee. All communications from shareholders will be promptly forwarded to the addressee(s).
CODE OF ETHICS
Our Audit Committee has adopted a code of ethics that applies to all of our employees, including our senior financial officers, our principal executive officer and our principal financial officer. A copy of that code of ethics is available on our website at www.internationalspeedwaycorporation.com. We intend to satisfy our disclosure obligations regarding any amendment to, or waiver from, any provision of our code of ethics that applies to any of our senior financial officers by posting that information on our website, as well as making all public disclosures required by the SEC. At the present time there have been no amendments or waivers.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Based upon a review of Forms 3 and 4 and amendments thereto furnished to us during the fiscal year ended November 30, 2018, Forms 5 and amendments thereto furnished to us with respect to the fiscal year ended November 30, 2018, and written representations furnished to us, there is no person who, at any time during the fiscal year, was a director, officer, or

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beneficial owner of more than ten percent of any class of our securities that failed to file on a timely basis the reports required by Section 16(a) of the Exchange Act during the fiscal year ended November 30, 2018.
REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM
Ernst & Young LLP and its predecessors have served as our independent registered accounting firm since 1966. Representatives of Ernst & Young LLP will be present at the Annual Meeting of Shareholders with the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from shareholders.
The following table presents fees for all professional services provided by Ernst & Young LLP for the audit of our consolidated financial statements for the years ended November 30, 2018 and 2017, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	Fiscal Year
Fee Category	2018	2017
Audit fees (1)	$913,281	$866,669
Audit-related fees (2)	$103,675	$105,150
Tax fees (3)	$—	$—
All other fees (4)	$—	$—

(1)
Audit fees consisted principally of professional services rendered for the annual integrated audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting, the review of our quarterly consolidated financial statements and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

(2)
Audit-related fees consists of professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not included in Audit Fees above.

(3)	Tax fees consisted principally of professional services rendered for tax compliance and tax advice. There were no such services rendered during fiscal 2018 or 2017, respectively.

(4)	There were no other fees for products and services that are not disclosed in the previous categories during fiscal 2018 or 2017, respectively.
AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee, or one of its members who has been delegated pre-approval authority, considers and has approval authority over all engagements of the independent auditors. If a decision on an engagement is made by an individual member, the decision is presented at the next meeting of the Audit Committee. All of the engagements resulting in the fees disclosed above for fiscal 2018 and 2017 were approved by the Audit Committee prior to the engagement.
REPORT OF THE AUDIT COMMITTEE
The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended November 30, 2018. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act except to the extent the Company specifically incorporates such information by reference of such filing.
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements and the related schedules in the Annual Report with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.
The Audit Committee is governed by a charter. A copy of the charter is available on the Company’s website at www.internationalspeedwaycorporation.com. The Audit Committee performs a review and reassessment of its charter annually. The charter was last amended effective November 9, 2016 and last reviewed October 2, 2018. The Audit Committee held six meetings during fiscal year 2018. The Audit Committee consists of four members: Ms. Renda and Messrs. Aiello, Brown and Graves. The Board of Directors has determined that Ms. Renda and Messrs. Aiello and Brown are qualified as audit committee financial experts (as defined by the SEC) and that all of the members of the Audit Committee are “independent” (as independence is presently defined in Rule 4200(a)(15) of the NASDAQ listing standards and Rule 10A-3 of the Securities Exchange Act of 1934).

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The meetings of the Audit Committee are designed to facilitate and encourage communication among the Audit Committee, the Company, the Company’s internal audit function and the Company’s independent auditor. The Audit Committee discussed with the Company’s internal auditors and independent auditor the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent auditor, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control including internal control over financial reporting; and the overall quality of the Company’s financial reporting.
The Audit Committee recognizes the importance of maintaining the independence of the Company’s Independent Auditor, both in fact and appearance. Each year, the Audit Committee evaluates the qualifications, performance and independence of the Company’s Independent Auditor and determines whether to re-engage the current Independent Auditor. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditors, the auditors’ capabilities and the auditors’ technical expertise and knowledge of the Company’s operations and industry. Based on this evaluation, the Audit Committee has retained Ernst & Young LLP (“EY”) as the Company’s Independent Auditor for fiscal year 2018. EY has been the Independent Auditor for the Company since 1966.
The Audit Committee reviewed with the independent auditor, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements and related schedules with US generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including PCAOB Auditing Standard No. 61, Communications With Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with the independent auditor the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the independent auditor’s independence.
The Audit Committee also reviewed and discussed together with management and the independent auditor the Company’s audited consolidated financial statements for the fiscal year ended November 30, 2018, and the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s audit of internal control over financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements and related schedules and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Annual Report on Form 10-K for the fiscal year ended November 30, 2018, filed by the Company with the Securities and Exchange Commission.
Larry Aiello, Jr., Audit Committee Chair
J. Hyatt Brown, Audit Committee Member
William P. Graves, Audit Committee Member
Larree M. Renda, Audit Committee Member

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Overview and Objectives of Compensation Program
The goal of the compensation program for our named executive officers is to retain and reward leaders who create long-term value for our shareholders. This goal affects the compensation elements we use and our compensation decisions.
We have designed and implemented our compensation programs for our named executives to:

•	reward them for financial and operating performance;

•	align their interests with those of our shareholders; and

•	encourage them to remain with the Company.
Our compensation elements simultaneously fulfill one or more of our performance, alignment and retention objectives. These elements consist of:

•	salary and annual discretionary bonus;

•	non-equity (cash) incentive compensation based upon annually determined performance criteria;

•	equity incentive compensation based upon annually determined performance criteria combined with a time based vesting schedule; and

•	other benefits.

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In deciding on the type and amount of compensation for each executive, we focus almost exclusively on each executive’s current pay, rather than historic pay. We combine the compensation elements for each executive in a manner we believe optimizes the value for our shareholders and supports the goals of our compensation programs.
The following summarizes the compensation elements we use as tools to reward, retain and align the performance expectations of our named executives.
Base Salary, Non-Equity Incentives and Cash Bonuses
Base salaries for our named executives are designed to provide competitive levels of compensation dependent on the scope of their responsibilities, their leadership skills and values, and their performance. For each named executive officer, we also pay annual non-equity incentives each February for the prior year’s performance based upon management’s evaluation and the Compensation Committee’s qualitative assessment of each executive's performance. This compensation element is in line with the stated goal of our compensation programs, namely retaining and rewarding leaders who create long-term value for our shareholders. The incentives are determined using the criteria approved by the Compensation Committee for performance against normalized corporate financial performance measures . For fiscal 2018, the corporate financial measurements for these non-equity incentives were weighted as follows: 1) revenue based on budget as 17.5 percent, 2) operating margin based on budget as 17.5 percent, 3) capital allocation based on budget as 20.0 percent and 4) EBITDA based on budget as 25.0 percent.
In addition to amounts paid pursuant to our non-equity incentive plan, the Compensation Committee retains discretion to award cash bonuses (of up to 20.0 percent) related to an executive's performance against individual goals as set by the Compensation Committee, where performance may warrant. We also award a small annual holiday cash bonus based on seniority.
Long -Term Compensation — 2006 Long Term Incentive Plan & 2017 Long Term Incentive Plan
We emphasize long-term variable compensation at the senior executive level because of our desire to reward effective long-term management and decision making and our desire to retain executive officers who have the potential to impact both our short-term and long-term profitability. We believe that providing Restricted Stock Units (RSUs) is an effective means to focus our named executives on delivering long-term value to our shareholders. RSUs allow us to reward and retain the named executives by offering them the opportunity to receive shares of our stock on the date the restrictions lapse as long as the named executive continues to be employed by the Company. Our 2017 Long Term Incentive Plan was approved by the Compensation Committee and Board of Directors in 2017 and received shareholder approval at the 2017 annual meeting.
Other Compensation
We provide our named executive officers with other benefits, reflected in the All Other Compensation column in the Summary Compensation Table, that we believe are reasonable, competitive and consistent with our overall compensation program and goals. The costs of these benefits constitute only a small percentage of each named executive officer’s total compensation, and include premiums paid on life insurance policies and Company contributions to a 401(k) plan. The named executive officers also participate in the standard health insurance benefits offered to all employees. We also provide the use of a car provided by the Company and comprehensive physical examinations every other year. The named executive officers are encouraged to attend events at the motorsports entertainment facilities operated by the Company as part of their job function and permitted to bring a guest with them to these events at no charge to the executive.
Compensation Implementation
Determination of Compensation
As part of our total overall compensation plan, the compensation for our named executive officers depends on the scope of their responsibilities, their leadership skills and values, and their individual performance, as well as the Company's performance. Decisions regarding salary increases are affected by the named executives’ current salary and the amounts paid within and outside the Company. Base salary rates are reviewed on an annual basis and adjusted when appropriate by the Compensation Committee based upon changes in market conditions and the Company’s performance factors. When making decisions regarding compensation, we focus almost exclusively on each executive’s current pay, rather than historic pay.
The Compensation Committee exercises its discretion in initially making compensation decisions, after reviewing the performance of the Company and evaluating an executive’s prospects and performance during the year against established goals, operational performance, business responsibilities, and current compensation arrangements. The following is a summary of key considerations affecting the determination of compensation for the named executives:
Emphasis on Consistent Performance. Our compensation program provides a greater pay opportunity for executives who demonstrate superior performance for sustained periods of time. Each of our named officers has served us for many years, during which she/he has held diverse positions of increasing responsibility. The amount of a named executive's pay reflects the executive's consistent contribution with the expectation of continued contribution to our success. Our emphasis on performance affects the discretionary annual cash bonus, non-equity incentives and equity incentive compensation awarded to the named executive. We incorporate current year and expected performance into our compensation decisions and percentage increases or

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decreases in the amount of annual compensation. For fiscal 2018, the criteria to determine overall compensation remained consistent with prior years and our stated philosophy.
Discretion and Judgment. We generally adhere to our historic practices and formulas in determining the amount and mix of compensation elements. Because of our reliance on the formulaic achievement of annual Company financial goals in determining the amount of plan-based compensation, short term changes in business performance can have a significant impact on the compensation of the named executive officers. We consider competitive market compensation paid by other companies of similar size and market capitalization, but we do not attempt to maintain a certain target percentile within a peer group or otherwise rely on data of peer companies to determine executive compensation.
We do not have any specific apportionment goal with respect to the mix between equity incentive awards and cash payments. We generally attempt to assess an executive’s total pay opportunities and whether we have provided the appropriate incentives to accomplish our compensation objectives. Our mix of compensation elements is designed to reward recent results and performance through a combination of non-equity (cash) and equity incentive awards. We also seek to balance compensation elements that are based on financial, operational and strategic metrics. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our named executives to deliver superior performance and retain them.
Significance of Company Results. The Compensation Committee primarily evaluates the named executives’ contributions to the Company’s overall performance rather than focusing only on the named executive's individual function. The Compensation Committee believes that the named executive officers share the responsibility to support the goals and performance of the Company, as the executive members of the Company’s leadership team. While this compensation philosophy influences all of the committee’s compensation decisions, it has the biggest impact on annual non-equity incentive awards and, generally, discretionary bonuses.
Consideration of Risk. Our compensation programs are discretionary, balanced and focused on rewarding performance for both the current year and contributions to achievement of the Company's long-term strategy. Under this structure, a greater amount of compensation can be achieved through consistent superior performance over sustained periods of time. Long-term incentive plan compensation in the form of restricted stock is restricted to multiple vesting years with 50.0 percent vesting three years after the grant and the remainder vesting five years after the grant. We believe this provides strong incentives for our named executive officers to manage the Company for the long term while avoiding excessive risk-taking in the short term. Goals and objectives reflect a balanced mix of quantitative and qualitative performance measures to avoid excessive weight on a single performance measure. The elements of compensation are mixed among current non-equity (cash) payments and equity awards. With limited exceptions, the Compensation Committee retains the ability to adjust compensation for quality of performance and adherence to our values. The Company does not believe that its compensation policies and practices are reasonably likely to have a material adverse effect on the Company.
No Employment and Severance Agreements. None of our named executive officers have employment or change-of-control agreements nor do they have pre-negotiated severance agreements in place. Our named executive officers serve at the will of the Board, which enables the Company to terminate an executive's employment with discretion concerning the terms of any severance arrangement. This is consistent with our performance-based employment and compensation philosophy. Of course, the fact that our Chairman of the Board, James France, and our Vice Chairwoman and Chief Executive Officer, Lesa France Kennedy, are members of the France Family Group, which has the ability to elect the entire Board through its substantial holdings of Company voting stock, does impact such discretion in their cases. In addition, the time vesting of our plan–based restricted stock awards help retain our executives by subjecting to forfeiture any unvested shares if they leave the Company prior to retirement. There are change-of-control provisions associated with each award of such plan-based restricted stock awards. Change of control is defined in the individual participant plans for all participants in the restricted stock incentive program. A copy of the 2017 Long Term Incentive Plan is on file with our Form S-8 registration statement filed with the SEC on October 10, 2017.
Roles of Compensation Committee and Named Executives
Executive officer compensation is overseen by the Compensation Committee of the Board of Directors, which is composed entirely of independent directors, pursuant to its charter. A copy of the charter may be viewed on the Company’s website at www.internationalspeedwaycorporation.com.
Prior to the beginning of each fiscal year, the Compensation Committee establishes a pool of cash to be used for increases in annual salary compensation for all of our employees, including all of the named executive officers. In setting the pool, the members of the Compensation Committee consider a variety of factors including, but not limited to, historic and projected earnings per share, anticipated revenue growth, established salary ranges and market conditions. The Compensation Committee members then use their collective business judgment to establish the total cash pool for increases in annual salary compensation.

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Under the direction of the CEO, the proposed salaries, individual performance goals and targeted bonuses for each of the named executive officers other than the CEO, are presented to the Compensation Committee, which reviews and approves them. The salary of the CEO is then separately considered and approved by the Compensation Committee. Although no particular weighting of the factors or formula is used, the Committee considers (1) Company and individual performance as measured against management goals approved by the Board of Directors, (2) personal performance in support of the Company’s goals as measured by annual evaluation criteria, and (3) intangible factors and criteria such as payments by competitors for similar positions and market movement.
Each of the named executive officers is assigned a target non-equity incentive opportunity based on corporate and personal goals for the year. The actual non-equity incentive for each named executive officer will range from 0 percent to 150.0 percent of the target depending upon results of corporate performance and personal performance during the year. The 2018 fiscal year corporate financial measurements consist of four components which are weighted as follows: 1) revenue based on budget as 17.5 percent, 2) operating margin based on budget as 17.5 percent, 3) capital allocation based on budget as 20.0 percent and
4) EBITDA based on budget as 25.0 percent. Both the targets and the actual performance are determined on a normalized basis and may vary from year to year as established by the Compensation Committee.
In addition to amounts paid pursuant to our non-equity incentive plan, the Compensation Committee retains discretion to award cash bonuses (of up to 20.0 percent) related to an executive's performance against individual goals as set by the Compensation Committee, where performance may warrant. We also award a small annual holiday cash bonus based on seniority.
For fiscal 2018, our named executive officers are: Ms. Lesa France Kennedy, Chief Executive Officer; Mr. Gregory S. Motto, Executive Vice President and Chief Financial Officer; Mr. John R. Saunders, President; Mr. Joel S. Chitwood, Executive Vice President and Chief Operating Officer; and Mr. Daryl Q. Wolfe, Executive Vice President and Chief Marketing Officer.
The Compensation Committee reviews and approves the recommended corporate performance goals and objectives which are used in establishing plan-based incentive compensation for all of the named executive officers.
Compensation Consultants
Neither the Company nor the Compensation Committee has any contractual arrangement with any compensation consultant who has a role in determining or recommending the amount or form of senior executive or director compensation. Our named executive officers have not participated in the selection of any particular compensation consultant. The Company obtains market intelligence on compensation trends from a variety of sources through its human resources personnel, with the oversight of the Compensation Committee. Each year we participate in compensation surveys conducted by well-known compensation consultants as a means of understanding external market practices. Except for the foregoing, we have not used the services of any other compensation consultant in matters affecting senior executive or director compensation. In the future, either the Company or the Compensation Committee may engage or seek the advice of compensation consultants.
Equity Grant Practices
The only form of equity compensation currently provided to our named executive officers is awards of shares of restricted stock. The awards of restricted stock for 2019 are based on 2018 performance and made under the 2017 Long Term Incentive Plan in a similar fashion as those made in past years pursuant to the 2006 Long Term Incentive Plan. For each fiscal year the named executive officers are provided an opportunity to be awarded shares of restricted stock based upon the same normalized corporate financial performance measures established for non-equity incentive payments, as discussed above. The targeted number of shares is fixed by the Compensation Committee and represents a specified percentage of the named executive officer’s annual base salary based upon the average price of our publicly traded shares during the fiscal year prior to the establishment of the share target. This targeted share award amount is communicated to the named executive officers during the second quarter of our fiscal year. Upon completion of the fiscal year and the financial audit, our normalized performance against the financial performance measures is evaluated, a percentage of the targeted award to be actually awarded is determined, reviewed and approved by the Compensation Committee and the restricted shares are issued in the name of the named executive officers on May 1 following the completion of the fiscal year. The restricted shares then vest over time, with 50.0 percent vesting three years after issuance and the remaining 50.0 percent vesting five years after issuance. Prior to vesting the recipient may vote the shares and receive dividends on the restricted shares as granted. If employment ends prior to the expiration of the vesting period due to a change of control or for reasons acceptable to the Compensation Committee (death, disability, retirement, etc.) all or a portion of the unvested restricted shares may be allowed to vest. Termination of employment for any other reason will result in forfeiture of all unvested shares. The timing of calculations of opportunities, amounts, awards and vesting dates are made solely for administrative efficiency and without regard to earnings or other major announcements by the Company. There are change-of-control provisions associated with each award of restricted shares. Change of control is defined in the individual participant plans for all participants in the restricted stock incentive program.
Share Ownership Guidelines

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The Company has no equity security ownership guidelines or requirements for the named executive officers. We have share ownership guidelines for our non-employee directors, as more fully described below in the “Compensation of Directors” section.
Tax Deductibility of Compensation
The tax Cut and Jobs Act of 2017 altered the deductibility of compensation for covered employees. Now all compensation in excess of $1.0 million is not deductible (whether or not it is performance based). Moreover, the definition of covered executives changed. We revise this based on these changes.
Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1.0 million limit on the amount that a public company or an issuer required to file reports under section 15(d) of the Exchange Act, may deduct the compensation paid to the company’s covered employees. Covered employees are defined as the CEO, CFO and the Company’s three other most highly compensated executive officers or principal officers. The Committee considers tax implications in determining executive pay, and generally endeavors to provide compensation that is tax deductible under Internal Revenue Code Section 162(m). The Committee, however, reserves the right to structure compensation for its executives that might not qualify for a tax deduction if it believes it to be in the best interest of the Company and its shareholders.
The amounts shown in the Summary Compensation Table contain components which are not considered taxable income to the individuals under current Internal Revenue Code provisions.
Potential Impact on Compensation from Executive Misconduct
If the Board should determine that an executive officer has engaged in fraudulent or intentional misconduct, the Board could take action to remedy the misconduct, prevent its recurrence, and impose such discipline on the wrongdoers as would be appropriate. Discipline would vary depending on the facts and circumstances, and may include, without limitation, (1) termination of employment, (2) initiating an action for breach of fiduciary duty, and (3) if the misconduct resulted in a restatement of the Company’s financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.
Compensation for the Named Executive Officers in 2018
Company Performance
The specific compensation decisions made for each of the named executive officers for fiscal 2018 reflect the focus on the performance of the Company against specific financial and operational measurements.
A significant portion of each of the named executive officer’s plan-based incentive compensation is based upon the Company’s performance against the normalized corporate financial performance measures and weighting of 1) revenue based on budget (17.5 percent), 2) operating margin based on budget (17.5 percent), 3) capital allocation based on budget (20.0 percent) and 4) EBITDA based on budget (25.0 percent). In addition to amounts paid pursuant to our non-equity incentive plan, the Compensation Committee retains discretion to award cash bonuses (of up to 20.0 percent) related to an executive's performance against individual goals as set by the Compensation Committee, where performance may warrant.
Based on the evaluation of the Company’s performance against these measures in fiscal 2018, the payout of plan based non-equity incentives was at 59.8 percent of the targeted opportunity defined above. For fiscal 2018, the non-equity incentives further aligned earning opportunities in support of overall business cost containment measures, as well as the execution of long term strategic growth measures such as managing to budget for the reconstruction of ISM Raceway, Richmond Raceway and ONE Daytona projects. Amounts described below regarding plan-based non-equity incentives are reflective of performance against this 100.0 percent earning opportunity. Potential awards of restricted stock made pursuant to our long-term incentive plan continued to be at 100.0 percent of earning potential for the named executive officers.
For the named executive officers eligible for plan-based non-equity incentives, 100.0 percent of the earning potential for fiscal 2018 was as follows: $435,491 for Ms. Kennedy; $119,022 for Mr. Motto; $339,102 for Mr. Saunders; $202,946 for Mr. Chitwood; and $148,041 for Mr. Wolfe. A more detailed analysis of our financial and operational performance is contained in Management’s Discussion & Analysis section of our 2018 Annual Report on Form 10-K filed with the SEC, a copy of which accompanies this Information Statement.
CEO Compensation
In determining Ms. Kennedy’s base salary compensation for 2018, the Compensation Committee considered her performance as CEO and the performance of the Company in fiscal year 2018. In addition, the Compensation Committee considered

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general trends of Company performance over the prior several years, outcomes related to growth and development activities and strategic initiatives and market conditions, as well as the responsibilities of the position and her strategic value to the Company. Ms. Kennedy and the Board continued to respond to the evolving economic conditions by focusing on the following performance framework (1) outperforming in a tough environment, (2) maintaining and maximizing financial flexibility, (3) optimizing sustainable cost containment and (4) protecting the Company’s reputation and long-term strategy. The Committee determined that Ms. Kennedy performed at a high level resulting in a 3.0 percent increase in base salary for Ms. Kennedy from the previous year.
The Compensation Committee believes that Ms. Kennedy performed well in 2018 by executing on the established performance framework and in delivering a strong financial performance. The Compensation Committee believes that the Company’s fiscal 2018 reflected leadership decisions that produced year over year earnings growth, continued the trend of increasing EBITDA and effectively mitigated revenue deterioration with sustainable cost containment, capital allocation discipline and execution against defined strategic initiatives, including meeting financial and schedule metrics for the reconstruction of ISM Raceway, reimagining the Richmond Raceway infield and the continued growth of ONE Daytona. In determining the bonus and incentive portions of her compensation for fiscal 2018, the Compensation Committee determined that Ms. Kennedy performed at a high level. In light of Ms. Kennedy's performance, she received total plan-based non-equity incentive in the amount of $260,206, which was 59.8 percent of her total target opportunity. This reflects a 59.8 percent payout of total target opportunity due to performance against the corporate financial performance measures, as well as an additional amount related to her performance against individual goals set by the Compensation Committee. For 2018, Ms. Kennedy received this payout in cash. Ms. Kennedy also received 9,516 shares of restricted stock (valued at $391,107 as of the May 1, 2018 grant date) for her fiscal year 2017 leadership performance. Ms. Kennedy also received a grant of 4,081 shares of restricted stock on May 1, 2018 fulfilling the approved 50.0 percent of her 2017 management incentive payout received in lieu of cash valued at $161,729. This grant is pursuant to the 2017 Long Term Incentive Plan. The restricted stock is subject to a vesting schedule, with 50.0 percent vesting in three years and the remainder vesting in five years. The final value will be determined on the actual vesting date.
In addition, pursuant to the aforementioned fiscal year 2018 performance factors, the Compensation Committee determined that Ms. Kennedy is eligible for a restricted stock award of 8,713 shares, the value of which will be determined based upon the May 1, 2019 grant date. This grant is pursuant to the 2017 Long Term Incentive Plan and based on annual financial performance of the Company.
Other Named Officers
In determining the base salary compensation of Mr. Motto, Mr. Saunders, Mr. Chitwood and Mr. Wolfe for fiscal 2018 the Compensation Committee considered the same criteria as for the CEO. The Compensation Committee also considered the recommendations based upon evaluation of individual functional area responsibilities and goals as submitted by the CEO.
The non-equity incentive plan compensation was determined with the criteria for effectively mitigating revenue deterioration with sustainable cost containment, capital allocation discipline and execution against defined financial measures.
Gregory S. Motto: Mr. Motto served as our Chief Financial Officer and Executive Vice President of the Company. Mr. Motto’s financial objectives, as the leader of our finance organization, focused on the overall performance of the Company. His strategic and operational goals focused on providing operational support in achieving financial goals, including serving as the process driver for maintaining the Company's cost containment deliverables, balance sheet management, delivering on financial commitments for the Company's continued investment and growth of ONE Daytona, the completion of the reconstruction project for ISM Raceway and completing the reimagining of the Richmond Raceway infield as well as leading the Company’s relationship with rating agencies.
Mr. Motto’s base salary increased 32 percent in fiscal 2018, which includes adjusted compensation for promotion to Executive Vice President, Chief Financial Officer and Treasurer. The Compensation Committee's assessment of Mr. Motto’s performance in fiscal 2018 aligned to support a total plan-based non-equity incentive award in the amount of $71,115, which was 59.8 percent of his total target opportunity. This reflects a payout due to performance against the corporate financial performance measures as well as an additional amount related to his performance against individual goals set by the Compensation Committee. Mr. Motto also received 2,598 shares of restricted stock (valued at $106,777 as of the May 1, 2018 grant date) for his performance in fiscal year 2017. This grant is pursuant to the 2017 Long Term Incentive Plan. The restricted stock is subject to a vesting schedule, with 50.0 percent vesting in three years and the remainder vesting in five years. The final value will be determined on the actual vesting date.
In addition, the Compensation Committee determined, based on Mr. Motto’s fiscal year 2018 performance, that he is eligible for a restricted stock award, subject to shareholder approval of the 2017 Long Term Incentive Plan, of 3,437 shares, the value of which will be determined upon the May 1, 2019 grant date. This grant is pursuant to the 2017 Long Term Incentive Plan and based on annual financial performance of the Company.

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John R. Saunders: Mr. Saunders, in his position as President, had financial objectives that focused on the overall performance of the Company and were the same as Ms. Kennedy’s.
His strategic and operational goals included providing operational and leadership support for the Company’s strategy development and execution against the Board approved strategic plan focusing on maintaining and growing the core business, leveraging the core business and driving a top performing organization. Mr. Saunders led the Company’s core business growth activities, which included revenue generation, earnings growth,improving performance and cost competitiveness and driving the achievement of key financial and schedule deliverables for the completion and reopening of ISM Raceway, the Richmond Raceway infield reimagining and the continued growth of ONE Daytona. In fiscal 2018, Mr. Saunders led the Company in continuing to maintain cost containment initiatives.
Mr. Saunders' base salary increased 3.0 percent in fiscal 2018. The Compensation Committee assessment of Mr. Saunders’ performance in 2018 aligned to support his receiving a plan-based non-equity incentive of $202,613, which was 59.8 percent of his total target opportunity. This reflects a 59.8 percent payout due to performance against the corporate financial performance measures, as well as an additional amount related to his performance against individual goals set by the Compensation Committee. Mr. Saunders also received 6,691 shares of restricted stock (valued at $275,000 as of the May 1, 2018 grant date) for his fiscal year 2017 leadership performance. This grant is pursuant to the 2017 Long Term Incentive Plan. The restricted stock is subject to a vesting schedule, with 50.0 percent vesting in three years and the remainder vesting in five years. The final value will be determined on the actual vesting date.
In addition, the Compensation Committee determined, based on Mr. Saunders’ significant performance in fiscal year 2018, that he is eligible for a restricted stock award of 6,126 shares, the value of which will be determined upon the May 1, 2019 grant date. This grant is pursuant to the 2017 Long Term Incentive Plan and based on annual financial performance of the Company.
Joel S. Chitwood: Mr. Chitwood, in his position as Executive Vice President and Chief Operating Officer, had financial objectives that focused on the overall performance of the Company, as well as goals and objectives for his functional area of responsibility in leading the strategic and revenue generation performance of the Company's facility portfolio including the capital allocation strategy and the execution of the reopening of ISM Raceway and the successful Richmond Raceway infield reimagining. His strategic goals included creating brand interest and demand for product, as well as focusing on elements of pricing strategies and margin rates to drive customer renewal and retention, and the overall guest experience.
Mr. Chitwood's base salary is in accordance with his position of Chief Operating Officer in fiscal 2018. The Compensation Committee assessment of Mr. Chitwood's performance in 2018 aligned to support his receiving a plan-based non-equity incentive of $121,278, which was 59.8 percent of his total target opportunity. This amount is reflective of his leadership in the ISM Raceway project, as well as his operational performance in driving revenue generation event growth at ISC properties. Mr. Chitwood also received 4,664 shares of restricted stock (valued at $191,690 as of the May 1, 2018 grant date) for his performance in fiscal year 2017. This grant is pursuant to the 2017 Long Term Incentive Plan. The restricted stock is subject to a vesting schedule, with 50.0 percent vesting in three years and the remainder vesting in five years. The final value will be determined on the actual vesting date.
In addition, the Compensation Committee determined, based on Mr. Chitwood's fiscal year 2018 performance, that he is eligible for a restricted stock award of 3,437 shares, the value of which will be determined upon the May 1, 2019 grant date. This grant is pursuant to the 2017 Long Term Incentive Plan and based on annual financial performance of the Company.
Daryl Q. Wolfe: Mr. Wolfe, in his position as Executive Vice President, Chief Marketing Officer, had financial objectives that focused on the overall performance of the Company, as well as goals and objectives for his functional area of responsibility. These included leading the strategic and revenue generation performance for ISC and establishing the partner sponsorships including securing the multi-year sponsorship for the naming rights of ISM Raceway, the successful partnerships and continued relationships with the founding partners at Daytona International Speedway. His strategic goals included creating brand interest and demand for product, as well as focusing on elements of pricing strategies and margin rates to drive customer retention.
Mr. Wolfe's base salary increased 3.0 percent in fiscal 2018. The Compensation Committee assessment of Mr. Wolfe’s performance in 2018 aligned to support his receiving a plan-based non-equity incentive of $88,455 which was 59.8 percent of his total target opportunity. This reflects a payout due to performance against the corporate financial performance measures, as well as an additional amount related to his performance against individual goals set by the Compensation Committee. Mr. Wolfe also received 3,753 shares of restricted stock (valued at $154,248 as of the May 1, 2018 grant date) for his performance in fiscal year 2017. This grant is pursuant to the 2017 Long Term Incentive Plan. The restricted stock is subject to a vesting schedule, with 50.0 percent vesting in three years and the remainder vesting in five years. The final value will be determined on the actual vesting date.
In addition, the Compensation Committee determined, based on Mr. Wolfe's fiscal year 2018 performance, that he is eligible for a restricted stock award of 3,437 shares the value will be determined upon the May 1, 2019 grant date. This grant is pursuant to the 2017 Long Term Incentive Plan.

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SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)
Lesa France Kennedy Vice Chairwoman and CEO	2018	$723,786	$300	$558,837	$260,206	$32,127	$1,575,256
	2017	$704,413	$300	$394,039	$323,448	$19,908	$1,442,108
	2016	$690,862	$300	$350,573	$300,318	$24,889	$1,366,942
Gregory S. Motto EVP, CFO, Treasurer	2018	$288,073	$150	$106,778	$71,115	$33,251	$499,367
	2017	$218,269	$150	$61,586	$61,073	$30,957	$372,035
John R. Saunders President	2018	$614,822	$300	$275,000	$202,613	$40,215	$1,132,950
	2017	$598,365	$300	$277,063	$251,857	$37,398	$1,164,983
	2016	$586,854	$300	$246,520	$233,846	$43,148	$1,110,668
Joel S. Chitwood EVP, Chief Operating Officer	2018	$440,016	$150	$191,690	$121,278	$37,113	$790,247
	2017	$428,238	$150	$193,143	$150,754	$44,154	$816,439
	2016	$391,097	$50,100	$125,889	$120,459	$38,524	$726,069
Daryl Q. Wolfe EVP, Chief Marketing Officer	2018	$351,492	$250	$154,248	$88,455	$43,507	$637,952
	2017	$342,084	$250	$155,412	$103,814	$35,098	$636,658
	2016	$335,503	$50,250	$138,280	$87,506	$38,029	$649,568

(1)	Amounts shown in this column represent amounts for a holiday bonus based on seniority.

(2)
Amounts shown in this column represent stock awards made to each of the named executives pursuant to our 2017 and 2006 Long-Term Incentive Plans as a result of the executives' prior fiscal year performance. All amounts reflected are as of the grant date. For further information on these awards, please see the discussion labeled “Compensation for the Named Executive Officers in 2018” herein. The amounts for Stock Awards reflect the aggregate grant date fair value of such awards, computed in accordance with Financial Accounting Standards Board ASC Topic 718. See Note 13 — Long-Term Stock Incentive Plan to the Consolidated Financial Statements in our fiscal 2018 Annual Report on Form 10-K for additional information concerning this plan and related Stock Awards and valuation assumptions.

(3)
For additional information on our annual incentive compensation plan for management, please see the discussion labeled “Compensation for the Named Executive Officers in 2018” beginning on page 17 herein.

(4)
Amounts shown under the “All Other Compensation” column represent amounts paid for basic employee benefits available to all employees (i.e. group life insurance, accidental death and dismemberment insurance, group health insurance, long term disability insurance, and short term disability coverage), the annual lease value of Company-provided vehicles, travel related costs of guests in connection with attending events at the motorsports entertainment facilities operated by the Company, a NASCAR banquet, other business related travel, as well as other personal travel, and 401(K) contributions. Although the coverage limits for Life Insurance and long term disability are different for officers, the cost incurred by the Company to provide the executive benefit is the same as the cost for basic employee benefits.

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GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Author- ization Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock and Option Awards (4)($)
			Thres-hold (1)($)	Target (2)($)	Maximum ($)	Thres-hold (1)($)	Target (3)($)	Maximum ($)
Lesa France Kennedy	11/30/18 05/01/18	11/08/18 02/05/18	$—	$435,491	$653,236	$—	$382,206	$573,309	—	$558,837
Gregory S. Motto	11/30/18 05/01/18	11/08/18 02/05/18	$—	$119,022	$178,533	$—	$150,749	$226,123	—	$106,778
John R. Saunders	11/30/18 05/01/18	11/08/18 02/05/18	$—	$339,102	$508,653	$—	$268,737	$403,105	—	$275,000
Joel S. Chitwood	11/30/18 05/01/18	11/08/18 02/05/18	$—	$202,976	$304,464	$—	$187,347	$281,080	—	$191,690
Daryl Q. Wolfe	11/30/18 05/01/18	11/08/18 02/05/18	$—	$148,041	$222,061	$—	$150,749	$226,123	—	$154,248

(1)
No thresholds are provided for in the applicable plan. The final award is determined through a calculation based on the weighted measurements as described below, and using the same formula as the equity based cash payout along with a discretionary amount based on performance against individual goals and achievement.

(2)
For fiscal 2018, a significant portion of the named executive officer’s plan-based non-equity incentive compensation is based upon the Company’s actual performance against the budgeted normalized corporate financial performance measures approved by the Board. The approved measurements are weighted to calculate the total target, detailed as follows: 1) revenue based on budget (17.5 percent), 2) operating margin based on budget (17.5 percent), 3) capital allocation based on budget (20.0 percent) and 4) EBITDA based on budget (25.0 percent). In addition to amounts paid pursuant to our non-equity incentive plan, the Compensation Committee retains discretion to award cash bonuses (of up to 20.0 percent) related to an executive's performance against individual goals as set by the Compensation Committee, where performance may warrant. The approved incremental earning opportunity completes the target opportunity at 100 percent for 2018. The calculated variance percentage of actual performance compared to budgeted performance is then used to determine the percentage payout for each respective measure, as represented in Table 1. Based on the evaluation of the Company’s performance against these measures for fiscal 2018, the portion of each named executive officer’s plan-based incentive compensation was set at 59.8 percent of the targeted opportunity, with weighted performance for the revenue target, the operating margin target, the capital allocation target and the exceeding EBITDA target. A more detailed analysis of our financial and operational performance is contained in the Management’s Discussion & Analysis section of our 2018 Annual Report on Form 10-K filed with the SEC.

Table 1

Percent Variance	Payout
> + 10%	Discretionary
> 0.0%	100%
< - 2.5%	90%
< - 5.0%	80%
< - 6.5%	70%
< - 8.5%	60%
< - 10.0%	50%
> 10.0%	0%

(3)
The targeted number of shares is fixed by the Compensation Committee and represents a specified earning opportunity for the named executive officer’s annual base salary based upon the average price of our publicly traded shares during the fiscal year prior to the establishment of the share target. This targeted share award amount is communicated to the named executive officers during the second quarter of our fiscal year. Upon completion of the fiscal year and the financial audit, our normalized performance against the financial performance measures is evaluated, a percentage of the targeted award to be actually awarded is determined, reviewed and approved by the Compensation Committee and the

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restricted shares are issued in the name of the named executive officers on May 1 following the completion of the fiscal year. The maximum amount of the award is 1.5 times the target. In 2018, payout of the award was determined by actual performance against the budgeted normalized corporate financial performance measures approved by the Board. The approved measurements are weighted to calculate the total target, detailed as follows: (1) Revenue, (2) Operating Margin, (3) Capital Allocation and (4) EBITDA.

(4)
The Grant Date Fair Value of Stock and Option Awards reflects the aggregate grant date fair value of the restricted stock granted pursuant to our 2017 Long Term Incentive Plan computed in accordance with Financial Accounting Standards Board ASC Topic 718. See Note 13 – Long-Term Stock Incentive Plan to the Consolidated Financial Statements in our fiscal 2018 Annual Report on Form 10-K for additional information concerning this plan and related Stock Awards and valuation assumptions.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested (1)(#)	Market Value of Shares of Stock That Have Not Vested (2)($)
Lesa France Kennedy	45,192	$1,913,429
Gregory S. Motto	6,715	$284,313
John R. Saunders	28,907	$1,223,922
Joel S. Chitwood	17,404	$736,864
Daryl Q. Wolfe	16,339	$691,793

(1)	The table below shows the vesting dates for the number of shares of common stock underlying unvested restricted stock grants reflected in the Number of Shares of Stock That Have Not Vested column:

	Number of Restricted Shares Vesting
Vesting Date	Lesa France Kennedy	Gregory S. Motto	John R. Saunders	Joel S. Chitwood	Daryl Q. Wolfe
05/1/2019	10,457	1,226	7,353	3,757	4,187
05/1/2020	10,594	1,243	7,449	4,501	4,241
05/1/2021	12,033	2,117	7,026	4,211	3,941
05/1/2022	5,310	830	3,734	2,603	2,094
05/1/2023	6,798	1,299	3,345	2,332	1,876

(2)	Amounts are calculated by multiplying $42.34, the closing price of our common stock on November 30, 2018, by the applicable number of shares.
OPTION EXERCISES AND STOCK VESTED

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Lesa France Kennedy	10,001	$411,041
Gregory S. Motto	781	$32,099
John R. Saunders	7,031	$288,974
Joel S. Chitwood	3,593	$147,672
Daryl Q. Wolfe	4,063	$166,989

(1)	Amounts are calculated by multiplying the number of shares vesting by the market value of our common stock on the dates of stock vesting, May 1, 2018, which was $41.10.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
The only potential payments for any of the named executive officers are related to the unvested shares of restricted stock as shown in the Outstanding Equity Awards at Fiscal Year End above. Upon the occurrence of a change of control as defined in

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the individual participant plans for all participants in the restricted stock incentive program all of the unvested shares would immediately vest for each participant. There are no other arrangements to be disclosed pursuant to this item.

Name	Number of Shares of Stock That Have Not Vested (#)	Payment upon a Change-in-Control (2)($)
Lesa France Kennedy (1)	45,192	$1,913,429
Gregory S. Motto (1)	6,715	$284,313
John R. Saunders (1)	28,907	$1,223,922
Joel S. Chitwood (1)	17,404	$736,864
Daryl Q. Wolfe (1)	16,339	$691,793

(1)
Change-in-Control is defined in the individual participant plans for all participants in the restricted stock incentive program. A copy of the plans are on file with the SEC in connection with our Form S-8 registration statements, filed on February 11, 2010 and October 10, 2017.

(2)	Amounts are calculated by multiplying $42.34, the closing price of our common stock on November 30, 2018, by the applicable number of shares.
CEO PAY RATIO
Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our principal executive officer to the annual total compensation of our median employee. During fiscal year 2018, the principal executive officer of the Company was our Vice Chairwoman and Chief Executive Officer, Lesa France. For 2018, the annual total compensation of Ms. France, as disclosed in the Summary Compensation Table, was $1,575,256, and for our median employee was $55,113, resulting in a pay ratio of approximately 28:1.
In accordance with Item 402(u) of Regulation S-K, we identified the median employee as of November 30, 2018 by (i) aggregating for each applicable employee (A) annual base salary, (B) the target bonus and commissions and (C) the estimated grant date fair value of equity granted in 2018, and (ii) ranking this compensation measure for our employees from lowest to highest. This calculation was performed for all employees of the Company, excluding Ms. France.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.
COMPENSATION OF DIRECTORS
We pay our non-employee directors:

•	a $20,000 annual cash fee;

•	an annual grant of restricted Class A common stock in an amount equal to $30,000 based on the stock price on the grant date of such restricted stock;

•	a cash fee of $750 for each meeting of the board of directors attended;

•	a cash fee of $500 for each meeting of each committee (other than the Audit Committee and Special Committee) of the board of directors attended;

•	members of the Audit Committee are paid a cash fee of $750 for each meeting of the Audit Committee attended;

•	a cash fee of $1,500 for each meeting of the Special Committee attended; and

•	the chairman of the Audit Committee is paid an additional $5,000 annual cash fee.
The number of restricted shares granted to each non-employee director are determined by dividing a dollar amount by the per-share closing price of our Class A common stock on the date of grant (rounded to the nearest whole share). Stock awards for 2018 were issued pursuant to the 2017 Long Term Incentive Plan and vest after one year. All meeting fees are paid at the time of the meeting.
In addition, we also reimburse non-employee directors for all expenses incurred in the performance of their duties.

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No non-employee director received perquisites and personal benefits with a total value of $10,000 or more during the fiscal year ended November 30, 2018.
The Board has adopted share ownership guidelines applicable to non-employee directors providing that non-employee directors should, upon three years of becoming a director, own and hold common stock of the Company with a minimum market value of $90,000. Each such non-employee director is required to maintain that level of stock ownership for so long as he or she serves on the Board. Restricted shares issued by the Company to a non-employee director are counted for purposes of determining a non-employee director's ownership.
DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Larry Aiello, Jr.	$37,500	$29,860	$67,360
J. Hyatt Brown	$32,250	$29,860	$62,110
Brian Z. France	$22,500	$29,860	$52,360
William P. Graves	$32,500	$29,860	$62,360
Sonia Green	$23,750	$29,860	$53,610
Christy F. Harris	$25,750	$29,860	$55,610
Morteza Hosseini-Kargar	$23,750	$29,860	$53,610
Larree M. Renda	$32,000	$29,860	$61,860
Larry Woodard	$25,250	$29,860	$55,110

(1)
Amounts shown in the “Fees Earned or Paid in Cash” column represent the sum of all annual fee and meeting fee cash payments made to the indicated non-employee directors during the fiscal year ended November 30, 2018. It does not include any expense reimbursement.

(2)
Stock Awards were granted pursuant to our 2017 Long Term Incentive Plan. The amounts for Stock Awards reflect the aggregate grant date fair value of such awards, computed in accordance with Financial Accounting Standards Board ASC Topic 718. See Note 13 — Long-Term Incentive Plan to the Consolidated Financial Statements in our fiscal 2018 Annual Report on Form 10-K for additional information concerning this plan and related Stock Awards and valuation assumptions.

As of November 30, 2018 the non-employee directors held the following shares of restricted stock and stock options to acquire shares of our Class A common stock:

Name	Aggregate Option Awards Outstanding at 11/30/2018 (1)(#)	Number of Shares of Stock That Have Not Vested (1)(#)
Larry Aiello, Jr.	—	672
J. Hyatt Brown	—	672
Brian Z. France	8,542	672
William P. Graves	—	672
Sonia Green	—	672
Christy F. Harris	—	672
Morteza Hosseini-Kargar	—	672
Larree M. Renda	—	672
Larry Woodard	—	672

(1)
Stock and Option Awards were granted pursuant to our 2017 Long-Term Incentive Plan. See also Note 13 — Long-Term Stock Incentive Plan to the Consolidated Financial Statements in our fiscal year 2018 Annual Report on Form 10-K for additional information concerning this plan and related Stock and Option Awards and valuation assumptions.

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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Compensation Committee members whose names appear on the Compensation Committee Report below were committee members during all of fiscal year 2018. No member of the Compensation Committee is or has been a former or current executive officer of the Company or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity that has or has had one or more executive officers who served as a director or member of the Compensation Committee during the fiscal year ended November 30, 2018.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and recommended to the board of directors that the Compensation Discussion and Analysis be included in this information statement and our annual report on Form 10-K.
Larree M. Renda
William P. Graves
Larry D. Woodard
PERFORMANCE GRAPH

*
Assumes $100 investment in the common stock of International Speedway Corporation, Nasdaq Stock Market Indices, Russell 2000 Index, and a Peer Group Index (see below) on November 30, 2013 (US Companies) with dividend reinvestment.

The graph above compares the cumulative total five year return of our class A common stock with that of (i) the NASDAQ Stock Market Index (U.S. Companies), (ii) the Russell 2000 Index, and with (iii) a Peer Group Index.

•	The Russell 2000 Index is included because we believe it best represents companies with market capitalization similar to ours than the overall NASDAQ Stock Market Index.

•	The Peer Group Index consists of our two motorsports peers, Speedway Motorsports, Inc. and Dover Motorsports, Inc., which are publicly traded companies that conduct NASCAR and other racing events.
Because of the unique nature of our business and the fact that public information is available concerning only a limited number of companies involved in the same line of business, we believe that the Russell 2000 Index and the Peer Group Index is helpful

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in providing additional context for the information contained above. The stock price shown has been estimated from the high and low prices for each quarter for which the close is not available.

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VOTING PROCEDURE
With respect to the election of directors, the person receiving a plurality of the votes cast by shares entitled to vote for the position being filled shall be elected. We know of no other items to come before the meeting other than those stated above. On any other item that should come before the meeting, the matter shall be decided by a majority of the votes cast by shares entitled to vote at the meeting.
In advance of the meeting we may appoint one or more inspectors of election or judges of the vote, as the case may be, to act at the meeting or any adjournment thereof. In case any person who may be appointed as an inspector or judge fails to appear or act, the vacancy may be filled at the meeting by the person presiding. In case of dispute the inspectors or judges, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots and consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate votes, ballots and consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all shareholders. On request of the person presiding at the meeting, the inspector or inspectors or judge or judges, if any, shall make a report in writing of any challenge, question or matter determined by him or them, and execute a certificate of any fact found by him or them.
DISSENTERS’ RIGHT OF APPRAISAL
We do not anticipate that any matter will be acted upon at the meeting that would give rise to rights of appraisal or similar rights of dissenters.
AVAILABLE INFORMATION
We file annual, quarterly and special reports, information statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, NE, Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, NE, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You can also obtain information about us at the offices of the Financial Industry Regulatory Authority, 1735 K St., N.W., Washington, D.C. 20006.

By Order of the Board of Directors

W. Garrett Crotty
Executive Vice President, Secretary and General Counsel
March 11, 2019

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Driven to be the world leader in motorsports entertainment by providing superior, innovative and thrilling guest experiences.

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